                                  EXHIBIT (14b)

                                   UNIFI, INC.
                        CODE OF BUSINESS CONDUCT & ETHICS
                      FOR MEMBERS OF THE BOARD OF DIRECTORS
                             AND EXECUTIVE OFFICERS

RESPONSIBILITIES OF DIRECTORS AND EXECUTIVE OFFICERS

      The Board of Directors of Unifi, Inc. (the "Company") has adopted this Code of Business Conduct & Ethics for the members of the Board of Directors and the Executive Officers (as defined under the regulations of the Securities and Exchange Commission and which includes the principal executive officer, principal financial officer and principal accounting officer) of the Company.

      Each Director and Executive Officer shall be responsible for complying with this Code. Executive Officers of the Company must also comply with the Unifi, Inc. Ethical Business Conduct Policy Statement.

      If any Director or Executive Officer believes that a prohibited act under this Code has occurred, then he or she shall promptly report such belief to the Chairman of the Audit Committee and the General Counsel. While this is the preferred reporting procedure, alternatively, any Director or Executive Officer should feel free to report any such alleged prohibited act hereunder to the Chairman of the Board or the Chairman of the Corporate Governance and Nominating Committee.

      On behalf of the Board, the Audit Committee (or, at the discretion of the independent members of the Board, the Corporate Governance and Nominating Committee or other appropriate committee) will review and investigate any such reported prohibited act, without the participation of any Director who may be the subject of such report. If the appropriate committee determines that any such act represents a violation under this Code, then appropriate remedial or disciplinary action will be promptly taken. The Company will disclose any such violation and the remedial or disciplinary action taken, to the extent required by the Federal securities or other applicable laws. If the appropriate committee determines that any such act represents a violation under this Code, but does not believe that any remedial or disciplinary action is necessary or desirable (or if the Audit Committee or other appropriate committee of the Board or the Board agrees to waive compliance with a provision of the Code on behalf of any Director or Executive Officer), then the Company shall promptly disclose the violation or waiver and rationale for its decision.

      All Directors and Executive Officers are expected to provide full assistance and disclosure to the Board, any committee of the Board, the Company and agents of the Company in connection with any review of compliance with this Code.

1. CONFLICTS OF INTEREST

      Every Director and Executive Officer has a duty to avoid business, financial or other direct or indirect interests or relationships which conflict with the interests of the Company or which divide his or her loyalty to the Company. A conflict or the appearance of a conflict of interest may arise in many ways. Each Director and Executive Officer must deal at arm's length with the Company and should disclose to the Audit Committee and Corporate Compliance Officer any conflict or any appearance of a conflict of interest on his or her part. Any activity which even appears to present such a conflict should be avoided or terminated unless, after such disclosure to the Audit Committee and Corporate Compliance Officer, it is determined that the activity is not harmful to the Company or otherwise improper. The end result of the process of disclosure, discussion and consultation may well be approval of certain relationships or transactions on the ground that, despite appearances, they are not harmful to the Company. But all conflicts and appearances of conflicts of interest must follow through this process.

2. CONDUCT OF BUSINESS AND FAIR DEALING

      No Director or Executive Officer shall:

            - compete with the Company by providing service to a competitor as an employee, officer or director or in a similar capacity;

            - profit, or assist others to profit, from confidential information that is obtained in connection with the Director's or Executive Officer's service to the Company;

            - take personally opportunities that are discovered through the use of corporate property, information or position without first offering such opportunity to the Company;

            - improperly influence or attempt to influence any business transaction between the Company and another entity in which a Director or Executive Officer has a direct or indirect financial interest or acts as an employee, officer or director or in a similar capacity; or

            - take unfair advantage of any customer, supplier, competitor or other person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or other unfair-dealing practice.

3. COMPLIANCE WITH LAWS AND REGULATIONS

      Consistent with our business philosophy, it is the policy of Unifi, Inc. to comply with the laws of each country in which we do business. Each Director and Executive Officer shall comply with all applicable laws, rules and regulations, and shall use all reasonable efforts to oversee compliance by employees, other Directors and other Executive Officers with all applicable laws, rules and regulations.

4. USE OF NON-PUBLIC INFORMATION AND DISCLOSURE

      A Director or Executive Officer who knows important information about the Company that has not been disclosed to the public must keep such information confidential. It is a violation of United States law to purchase or sell Unifi, Inc. stock on the basis of such important non-public information. Directors and Executive Officers may not do so and may not provide such information to others for that or any other purpose.

      Directors and Executive Officers also may not buy or sell securities of any other company using material non-public information obtained in the performance of their duties on behalf of the Company and may not provide any such information so obtained to others.

      Directors and Executive Officers shall maintain the confidentiality of any non-public information learned in the performance of their duties on behalf of the Company, except when disclosure is authorized or legally mandated.

5. USE OF COMPANY FUNDS, ASSETS AND INFORMATION

      Each Director and Executive Officer shall protect the Company's funds, assets and information and shall not use the Company funds, assets or information to pursue personal opportunities or gain.

      No Company funds, assets or information shall be used for any unlawful purpose.

6. RECORD-KEEPING

      The Company's policy is to make full, fair, accurate, timely and understandable disclosure in reports and documents that it releases to the public or files with regulatory agencies. All transactions should be accurately reflected in the Company's books and records. All books and records and bank accounts or other repositories of assets of the Company shall be subject to all normal accounting and auditing controls, and the falsification of any of the Company's books and records or the maintenance of any secret bank accounts or repositories is strictly prohibited. No Director or Executive Officer shall engage in any arrangement that results in such prohibited act.